December 18, 2000


First Defined Sector Fund
1001 Warrenville Road, Suite 300
Lisle, Illinois 60532

Chapman and Cutler
111 West Monroe Street
Chicago, Illinois 60603

Re:      Registration Statement on Form N-1A under the Securities Act of 1933
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Ladies and Gentlemen:

We have acted as special Massachusetts counsel to First Defined Sector Fund (the "Trust"), a Massachusetts business trust, on behalf of its series First Trust Financial services Portfolio, First Trust Life Sciences Portfolio, and First Trust Technology Portfolio (each a "Fund" and collectively, the "Funds") in connection with the Trust's Pre-Effective Amendment No. 1 to its Registration Statement on Form N-1A as filed on or about December 1, 2000 (the "Amendment"), with respect to certain of its shares of beneficial interest, par value $.01 per share (the "Shares"). You have requested that we deliver this opinion to you in connection with the Trust's filing of such Amendment.

In connection with the furnishing of this opinion, we have examined the following documents:

         (a) a certificate dated as of a recent date of the Secretary of the Commonwealth of Massachusetts as to the existence of the Trust;

         (b) a copy, as filed with the Secretary of the Commonwealth of Massachusetts on April 27, 2000, of the Trust's Declaration of Trust dated April 24, 2000;

         (c) a copy of the Trust's Certificate for the Establishment and Designation of Series dated April 24, 2000, designating each of the Funds, as executed by the sole Trustee of the Trust and filed with the Secretary of the Commonwealth of Massachusetts on April 27, 2000 (the "Designation of Series");

         (d) a Certificate executed by an appropriate officer of the Trust, certifying as to, and attaching copies of, the Trust's Declaration of Trust, Designation of Series, By-Laws, and certain resolutions adopted by the Trustees of the Trust; and

         (e) a copy of the Amendment.

In such examination, we have assumed the genuineness of all signatures, the conformity to the originals of all of the documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document.

This opinion is based entirely on our review of the documents listed above and such investigation of law as we have deemed necessary or appropriate. We have made no other review or investigation of any kind whatsoever, and we have assumed, without independent inquiry, the accuracy of the information set forth in such documents.

This opinion is limited solely to the internal substantive laws of the Commonwealth of Massachusetts as applied by courts located in such Commonwealth, except that we express no opinion as to any Massachusetts securities law.

We understand that all of the foregoing assumptions and limitations are acceptable to you.

Based upon and subject to the foregoing, please be advised that it is our opinion that:

         1.  The  Trust  is  duly  organized  and  existing  under  the  Trust's
Declaration of Trust and the laws of the Commonwealth of Massachusetts as a voluntary association with transferable shares of beneficial interest commonly referred to as a "Massachusetts business trust."

         2. The Shares, when issued and sold in accordance with the Trust's Declaration of Trust, Designation of Series and By-Laws and for the consideration described in the Amendment will be legally issued, fully paid and non-assessable, except that, as indicated in the Amendment, shareholders of the Trust may under certain circumstances be held personally liable for its obligations.

We hereby consent to the reliance by Chapman and Cutler on this opinion in connection with their opinion to the Trust with respect to the Shares and to the filing of this opinion as an exhibit to its Registration Statement.

Very truly yours,

/s/ Bingham Dana LLP

BINGHAM DANA LLP